Exhibit 99.1

KORN/FERRY INTERNATIONAL	NEWS

CONTACTS

For investors: Gary D. Burnison, (310) 226-2613

For media: Anneli Ballard, (212) 984-9350

Korn/Ferry Announces an Additional $25 Million Stock Repurchase Program

LOS ANGELES – June 7, 2006 – Korn/Ferry International (NYSE:KFY), the premier global provider of executive search, outsourced recruiting and leadership development solutions, today announced that its Board of Directors at their June 6, 2006 meeting approved the repurchase of up to $25 million of Korn/Ferry stock in a common stock repurchase program.

This program will commence following the completion of the company’s $50 million stock repurchase program announced in December 2005, under which approximately $22 million remains authorized as of today. The shares may be repurchased from time to time in open market transactions or privately negotiated transactions at Korn/Ferry’s discretion, subject to market conditions and other factors.

“Coming off a record year and based on the strength of the global human capital market, we believe this additional stock repurchase is an attractive way to create further positive shareholder value,” said Paul C. Reilly, Chairman and Chief Executive Officer of Korn/Ferry International. “We remain committed to investing in all of our human capital offerings and exploring new growth opportunities that will enable us to better meet the needs of our clients.”

“We made significant progress in fiscal 2006 against our goal of evolving into a true talent management organization,” said Gary D. Burnison, Chief Operating Officer, Chief Financial Officer and Executive Vice President of Korn/Ferry. “We believe we are following the right strategy and have the resources to continue to reward our shareholders, while still investing in the business and remaining financially sound.”

About Korn/Ferry International

Korn/Ferry International, with more than 70 offices in 40 countries, is the premier global provider of executive search, outsourced recruiting and leadership development solutions. Based in Los Angeles, the firm partners with clients worldwide to deliver unparalleled senior-level search, management assessment, coaching and development, and recruitment outsourcing services through its Futurestep subsidiary. For more information, visit the Korn/Ferry International Web site at www.kornferry.com or the Futurestep Web site at www.futurestep.com.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties which are beyond the control of Korn/Ferry. Forward-looking statements include, without limitation, statements regarding the repurchase of Korn/Ferry stock, stock price, future growth and projected financial performance. These statements are not guarantees of future performance and are subject to

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certain risks, uncertainties and assumptions that are difficult to predict. Factors that could influence the matters discussed in certain forward-looking statements contained in this release include the timing and amount of revenues that may be recognized by Korn/Ferry, continuation of current revenue and expense trends, absence of unforeseen changes in Korn/Ferry’s markets, legal and regulatory changes, and general changes in the economy (particularly in the markets served by Korn/Ferry). For a detailed description of risks and uncertainties that could affect Korn/Ferry, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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